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Exhibit 14.1

INTERNET BRANDS, INC. CODE OF CONDUCT AND ETHICS

1.    Scope and Purpose.

        This Code of Conduct and Ethics (this "Code") for Internet Brands, Inc. and its subsidiaries ("the Company"), has been unanimously adopted by the Board of Directors of the Company (the "Board") because the Company believes that the honesty, integrity and ethical behavior of its officers, directors and all employees (collectively, "employees") is fundamental to the reputation and success of the Company. This Code sets forth the standards of behavior for all employees in conducting the business of the Company. The Board expects all employees to abide by this Code and all relevant laws and regulations. If a law conflicts with a policy in this Code, employees must comply with the law. Moreover, the Board expects the Chief Executive Officer, Chief Financial Officer, Controller and General Counsel, or persons performing similar functions (collectively, the "Executive Officers") to promote honest and ethical behavior throughout the Company. Executive Officers should also ensure the fair and ethical disclosure of financial and accounting information and compliance with applicable rules and regulations. Violations of the Code are subject to disciplinary action, up to and including termination of employment.

2.    General Standards of Business Conduct.

        All employees will conduct the business of the Company with honesty, integrity and openness, respecting the legitimate interests of other employees, customers and others with whom the Company engages in business. No employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair commercial practice.

3.    Adherence to Laws and Regulations.

        All employees will conduct the business of the Company in compliance with applicable federal, state and local laws, rules and regulations and will not knowingly engage in any illegal or unethical activity. Directors, officers and employees are also expected to cooperate fully with any company audits or investigations and to answer all questions fully and truthfully. It is a violation of Company policy to intimidate or impose any other form of retaliation on any employee who reports any actual or suspected illegal or unethical conduct (however, an employee who knowingly makes a false report may be subject to discipline).

4.    Business Integrity.

        No employee will give or receive, directly or indirectly, bribes or improper advantages for business or financial gain. All employees, but particularly the Executive Officers, must not attempt to use their position in the Company for personal benefit. No undisclosed or unrecorded account, fund or asset will be established or maintained. Every employee will be prudent in the use and protection of information acquired in the course of his or her duties, and will not use such information in any manner that would be detrimental to the legitimate and ethical objectives of the Company. Directors, officers and employees have a duty to protect against the disclosure of confidential and sensitive information except where disclosure is authorized and within the law.

5.    Conflicts of Interest.

        Each employee must avoid actual and apparent conflicts of interest in the performance of his or her job, including personal activities or financial interests that could conflict with one's responsibilities to the Company or one's impartiality in the performance of one's duties. Conflicts of interest can arise when an employee takes some action or has some outside interest that turns out to conflict with the interest of the Company. Conflicts of Interest can also arise when an employee or a relative receives improper personal benefits as a result of a Company position. In particular, the Executive Officers should be mindful of conflicts of interest and promptly discuss any actual or potential conflicts of interest with the Audit and Ethics Committee.

6.    Accurate Reporting.

        Each employee will report and record all information and will complete Company documents accurately, honestly and completely, without misrepresenting or omitting relevant information. Directors, officers and employees must ensure that information is reported truthfully and correctly, and also exercise diligence in ensuring that reported information is organized in a way that is understandable and does not mislead or misinform those who receive the information. The Company's policy relating to accuracy of Company records extends to financial statements and to information provided to governmental employees or officials.

7.    Reporting Suspected Improper or Illegal Behavior.

        Any employee who suspects that another employee, Executive Officer or Director is engaging in behavior that could be illegal or in violation of this Code should report such behavior in confidence to his or her immediate supervisor, the Director of Human Resources or the General Counsel.

        In addition, any employee may directly report to the Audit and Ethics Committee openly, confidentially or anonymously any accounting allegation, legal allegation or report of a retaliatory act. Reports can be made orally or in writing to:

  Internet Brands, Inc.
  Chair of the Audit and Ethics Committee
  909 North Sepulveda Blvd., 11th Floor
  El Segundo, California, 90245

        Such reports can also be made directly and anonymously by calling the Ethics Hotline at (866) 817-1153 at any time. The process is managed by Shareholder.com, an outside, independent service provider, and allows anyone to make a report without divulging his or her name.

8.    Code Administration.

        The Audit and Ethics Committee is responsible for reviewing this Code as set forth in the committee's charter. It may request reports from the Executive Officers about the implementation of this Code and take any other steps in connection with that implementation as it deems necessary. The Audit and Ethics Committee shall have the authority to amend this Code and the procedures associated with this Code at its discretion. The Company will promptly notify employees of any material changes to this Code.

9.    Responsibility of the Executive Officers.

        The Executive Officers of the Company are responsible for upholding, promoting and enforcing this Code at all times throughout the Company. In addition, the Executive Officers will ensure that any public filings or announcements, whether for general public consumption or pursuant to laws and regulations, are full, fair, accurate, timely, and understandable in all material respects. Executive Officers will also promote and monitor compliance with applicable governmental rules and regulations. Executive Officers must promptly report any suspected violations of this Code to the Chair of the Audit and Ethics Committee.

10.    Unfair Business Practices.

        The Company's commitment to high ethical standards in its business practices with customers, business partners and competitors is reflected in the Company's dedication to candid and forthright communications about the Company's products and services. Unfair and deceptive business practices

(e.g. the misuse of proprietary information or the misrepresentation of material facts) are strictly prohibited.

11.    Discrimination or Harassment.

        The Company is committed to providing a work environment that is free from any form of discrimination on the basis of race, ethnicity, gender, creed, religion, age, disability or sexual preference. The Company will not tolerate harassment, including sexual harassment in any form. This includes verbal or physical conduct that demeans or threatens any employee, creates a hostile work environment, unreasonably interferes with an individual's work performance or otherwise adversely affects an individual's employment.

12.    Insider Trading.

        The Class A Common Stock of the Company is publicly held and traded on the NASDAQ Global Market. In order to ensure that all investors have equal opportunity and fair advantage to make investment decisions, all directors, officers and employees are subject to federal "insider trading" laws that prohibit them from buying or selling stock with advance knowledge of important company information that is unavailable to the general public. Such information may include proposed mergers or acquisitions, earnings predictions or changes in predicted earnings, new equity or debt offerings, unreleased production numbers and new product information. All directors, officers and employees are also prohibited from disclosing "inside information" to others who may use the information to trade the Company's Class A Common Stock.

        It is the Company's intention that this Code be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 and its code of conduct under NASD Rule 4350(n).

13.    Waiver and Amendment.

        Any waiver of this Code may be made only by the Board. Any waiver of this Code for any director or executive officer of the Company must be promptly disclosed in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company's shares are traded or quoted, as the case may be. Any waiver of this Code for other employees may be made by the Board or, if permitted, the Audit and Ethics Committee.

        All amendments to this Code must be approved by the Board or the Audit and Ethics Committee and, if applicable, must be promptly disclosed in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company's shares are traded or quoted, as the case may be.

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  Exhibit 14.1
INTERNET BRANDS, INC. CODE OF CONDUCT AND ETHICS